Post-Effective Amendment No. 1 to
                                                       SEC File No. 70-8409

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM U-1

                                 DECLARATION

                                    UNDER

           THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                    GPU GENERATION CORPORATION ("GENCO")
                              1001 Broad Street
                       Johnstown, Pennsylvania  15907

               JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                             300 Madison Avenue
                        Morristown, New Jersey  07960

                   METROPOLITAN EDISON COMPANY ("Met-Ed")
                  PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                            2800 Pottsville Pike
                        Reading, Pennsylvania  19640

                GENERAL PUBLIC UTILITIES CORPORATION ("GPU")
                            100 Interpace Parkway
                        Parsippany, New Jersey  07054

                      GPU SERVICE CORPORATION ("GPUSC")
                            100 Interpace Parkway
                        Parsippany, New Jersey  07054
                (Names of companies filing this statement and
                  addresses of principal executive offices)

                    GENERAL PUBLIC UTILITIES CORPORATION
        (Name of top registered holding company parent of applicants)

 T. G. Howson, Vice President       W. Edwin Ogden, Esq.
   and Treasurer                    Ryan, Russell Ogden & Seltzer
 M. A. Nalewako, Secretary          1100 Berkshire Boulevard
 M. J. Connolly, Esq.               P.O. Box 6219
 GPU Service Corporation            Reading, Pennsylvania 19610
 100 Interpace Parkway
 Parsippany, New Jersey 07054

 Richard S. Cohen, Esq.             Robert C. Gerlach, Esq.
 Jersey Central Power & Light Co.   Ballard Spahr Andrews &
 300 Madison Avenue                   Ingersoll
 Morristown, New Jersey 07960       1735 Market Street
                                    Philadelphia, Pennsylvania 19103

 William C. Matthews                Douglas E. Davidson, Esq.
 Secretary                          Berlack,Israels & Liberman LLP
 Metropolitan Edison Company        120 W. 45th Street
 Pennsylvania Electric Company      New York, New York 10036
 2800 Pottsville Pike
 Reading, Pennsylvania 19601

                 (Names and addresses of agents for service)
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      A.   By  Order  dated  January 26,  1996  (HCAR  No.  35-26463),  the

 Commission, among other things, authorized GPU to organize and acquire all of the capital stock of GENCO.  On February 15, 1996, GENCO  issued all of

 its 2,500  authorized shares to GPU.   In accordance with  the January 26,

 1996 Order, GENCO has been organized to operate, maintain and rehabilitate the  non-nuclear generation  facilities  owned and/or  operated  by Jersey

 Central  Power  & Light  Company  ("JCP&L"),  Metropolitan Edison  Company

 ("Met-Ed")  and Pennsylvania  Electric Company  ("Penelec") (collectively,

 the  "Operating  Companies")  pursuant  to  service  contracts  and/or  an operating agreement.  GENCO will also design, construct, start up and test any new non-nuclear generation facilities that the Operating Companies may require  in the future, and will be responsible for budgeting, accounting,

 and other data  collection, and for  customary generation support  activi-

 ties, such as  procurement of materials, supplies, outside  services, fuel and  fuel supplies as  requested.  GENCO's  services will be  performed at cost in accordance with Rules 90 and 91.



      B.   By Order dated March 6, 1996 (HCAR No. 35-26484) in SEC File No.

 70-8593,  the Commission,  among  other things,  authorized  the Operating

 Companies to perform services for exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs"), as defined  in  sections 32 and 33 of the  Act, respectively, in which















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 GPU, directly or indirectly, owns an interest, and "Subsidiary Companies",

 as defined in  that Order.(1)    As stated  in the related  Application on

 Form U-1, such authorization was necessary

           because employees of the Operating Companies may have expertise regarding the operation and maintenance of electric generation, transmission or distribution facilities owned or operated by a Subsidiary Company or Exempt Entity, and it may be more efficient and/or economic to utilize existing system personnel rather than hiring new employees for this purpose. In addition, it may be desirable to utilize certain Operating Company personnel to assist in due diligence evaluations, audits, assessments and the like of potential Exempt Entity acquisitions.



 All  services to be provided by the Operating Companies under the March 6,

 1996 Order will be  provided at cost in  accordance with Rules 90 and  91,

 provided that an  Operating Company may  charge such additional  consider-

 ation,  if any, as the state public utility commission having jurisdiction over the rates charged by such Operating Company may authorize.



      C.   Inasmuch as the operating and maintenance functions for the non-

 nuclear generation facilities of the GPU System have now been consolidated in and will henceforth be  performed by GENCO as described  above, certain of the services  contemplated in the March  6, 1996 Order can  now only be

 performed  by GENCO  employees.    For example,  GENCO employees  formerly

 employed by  the Operating  Companies  may have  expertise  regarding  the operation or maintenance

  ______________________________
 (1) "Subsidiary Companies" are defined as companies engaged, directly or indirectly, and exclusively, in the business of owning and holding the interests and securities of one or more FUCOs and /or EWGs and in project development activities relating to the acquisition of such securities and the underlying projects.






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 of  electric generation  facilities and  it may  be more  efficient and/or economic  to utilize existing GENCO personnel in lieu of hiring additional personnel.  Similarly, GENCO employees may be utilized in assisting in due diligence  evaluations,  audits, assessments  and  the  like of  potential

 Exempt  Entity  acquisitions, including,  in  particular,  those involving generation facilities.  Accordingly,  authorization is requested for GENCO to provide services  to Subsidiary Companies and Exempt Entities  in which

 GPU owns a direct  or indirect interest, and  to Energy Initiatives,  Inc.

 (or its  subsidiaries) (collectively, "EI").   All such  services will  be

 provided at cost in accordance with Rules 90 and 91.



      D.   There  will be no diversion of GENCO personnel or resources that will  adversely affect  any Operating  Subsidiary's domestic  customers or

 GPU's  shareholders.   Moreover, in  no case  will GENCO  be obligated  to

 render services,  if in  the  sole judgment  of GENCO,  the personnel  and

 resources needed to fill the request are not available.   The provision of

 such services will enable the Subsidiary Companies, Exempt Entities and EI to employ economies of scale while not adversely affecting the GPU System.

 In  addition, the applicable service agreement will provide that (i) GENCO will have no liability and will  not make any warranty with respect to the performance  of the services  requested, other than the  obligation to re-

 perform the requested work at cost in accordance with  the work order, and

 (ii)  GENCO will be fully indemnified by the recipient (or, if applicable,

 EI  or the  Subsidiary  Company on  whose  behalf the  work  is performed)

 against  liabilities to  or claims  of third  parties arising  out of  the performance of services.







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      E.   The  estimated fees, commissions and  expenses to be incurred in connection  with the  proposed transactions  will be  supplied by  further post-effective amendment.



      F.   It is believed  that Section 13 of the  Act and Rules 90  and 91 thereunder are applicable to the transactions proposed herein.



      G.   It  is requested that Certificates Pursuant to Rule 24 under the

 Act required  to be filed hereunder  be filed quarterly within  60 days of the end  of each calendar quarter,  provided that the  Certificate for the last  calendar quarter  may be  filed within  90 days  of  the end  of the

 calendar  year.   Such  certificates will  include  a description  of  the

 services obtained by each Subsidiary Company or Exempt Entity, or EI, from

 GENCO,  specifying  the type  of  service, the  number of  GENCO personnel providing  services during the quarter (to the extent practicable) and the

 total dollar value  of such services.   GENCO may combine  the information

 included in the  quarterly certificates with the  Certificates Pursuant to

 Rule 24 filed in File Nos.  70-7727 and 70-8593 by GPU and EI, as applica-

 ble.



      H.   No  state commission has jurisdiction with respect to any aspect of the proposed transactions and,  assuming your Commission authorizes and approves  all  aspects  of  the  transactions  (including  the  accounting therefor), no Federal commission  other than your Commission has jurisdic-

 tion with respect to any aspect thereof.



      I.   It  is requested that the Commission issue an order with respect to  the transactions proposed herein at the earliest practicable date, but



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



 in any event not later than April 30, 1996.   It is further requested that

 (i)  there not be a recommended decision by an Administrative Law Judge or other responsible  officer of the  Commission, (ii) the  Office of  Public

 Utility  Regulation be  permitted  to assist  in  the preparation  of  the

 Commission's  decision, and (iii)  there be no waiting  period between the issuance of the Commission's order  and the date on which it  is to become effective.



      J.   The following additional  exhibits and financial statements  are filed in Item 6 hereof:

           (a)  Exhibits:

                A    -    None.

                B    -    None.

                C    -    None.

                D    -    None.

                E    -    None.

                F-1  -    Opinion of Berlack, Israels  & Liberman LLP -- to
                          be filed by amendment.

                F-2  -    Opinion  of Michael  J. Connolly,  Esq. --  to be
                          filed by amendment.

                G    -    Financial Data Schedule --  to be filed by amend-
                          ment.

                H    -    Proposed form of public notice.
















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



           (b)  Financial Statements:

                1    -    GENCO  financial  statements  have  been  omitted
                          because the proposed transactions will not have a material effect thereon.

                2    -    GPU Consolidated Financial  Statements have  been
                          omitted because the proposed transactions would not have a material effect thereon.

                3    -    None.

                4    -    None.



      K.   The proposed  transactions are for  the purpose of  carrying out

 GENCO's business  activities.  As such,  the issuance of an  order by your

 Commission with respect to the proposed transactions which are the subject hereof is not  a major Federal action significantly affecting  the quality of the human environment.



      L.   No Federal agency has  prepared or is preparing an environmental impact statement with  respect to the proposed transactions which  are the

 subject hereof.   Reference is made to Item  4 hereof regarding regulatory

 approvals with respect to the proposed transactions.























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



                                  SIGNATURE

           PURSUANT  TO  THE REQUIREMENTS  OF  THE  PUBLIC UTILITY  HOLDING

 COMPANY  ACT  OF 1935,  THE  UNDERSIGNED COMPANIES  HAVE DULY  CAUSED THIS

 STATEMENT TO BE SIGNED ON  THEIR BEHALF BY THE UNDERSIGNED THEREUNTO  DULY

 AUTHORIZED.


                               GPU GENERATION CORPORATION
                               GENERAL PUBLIC UTILITIES CORPORATION
                               GPU SERVICE CORPORATION
                               JERSEY CENTRAL POWER & LIGHT COMPANY
                               METROPOLITAN EDISON COMPANY
                               PENNSYLVANIA ELECTRIC COMPANY




                               By: ________________________________
                                    T. G. Howson
                                    Vice President and Treasurer





 Date:  March 19, 1996